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                                                                     Exhibit 8.1


                                December 20, 2001

To the Persons Listed on
Schedule A attached hereto

     Re:  Capital One Auto Finance Trust 2001-B
          Class A Notes Federal Tax Opinion

Ladies and Gentlemen:

     We have acted as special federal tax counsel for Capital One Auto Receivables, LLC ("COAR") and Wilmington Trust Company, not in its individual capacity but solely as owner trustee for Capital One Auto Finance Trust 2001-B, a Delaware common law trust (the "Owner Trustee" or the "Trust"), in connection with the issuance and sale of Class A-1 Automobile Receivable-Backed Notes (the "Class A-1 Notes"), Class A-2 Automobile Receivable-Backed Notes (the "Class A-2 Notes"), Class A-3 Automobile Receivable-Backed Notes (the "Class A-3 Notes") and Class A-4 Automobile Receivable-Backed Notes (the "Class A-4 Notes"; together with the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes, the "Notes"), to be issued pursuant to the Indenture, dated as of December 20, 2001 (the "Indenture"), between the Owner Trustee and JP Morgan Chase Bank, as Indenture Trustee (the "Indenture Trustee"). Capitalized terms not otherwise defined herein are used as defined in the Indenture.

     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinions, including: (i) the Prospectus, dated December 11, 2001 (the "Prospectus") and the Prospectus Supplement (to the Prospectus), dated December 13, 2001 (the "Prospectus Supplement"), relating to the Notes, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) the Indenture; (iii) the Transfer and Assignment Agreement; (iv) the Contribution Agreement; (v) the Trust Agreement; (vi) the Amended and Restated Limited Liability Company Agreement of COAR; (vii) specimens of the Notes and (viii) specimens of the Certificates (collectively the "Operative Documents").

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December 20, 2001
Page 2

     The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

     Based upon the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, it is our opinion that

     (i) the Notes will be treated as debt for United States federal income tax purposes;

     (ii) each of COAR and the Trust will be disregarded as separate entities for United States federal income tax purposes and will not be subject to United States federal income tax; and

     (iii) the Certificate represents direct ownership of the Trust's assets for United States federal income tax purposes.


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December 20, 2001
Page 3

     The scope of these opinions are expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Trust.


                                                        Very truly yours,

                                                        /s/ Mayer, Brown & Platt

                                                        MAYER, BROWN & PLATT

WAL/KAA


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                                   Schedule A
                                   ----------

Standard & Poor's Ratings Services
55 Water Street
40th Floor
New York, NY 10041

Fitch, Inc.
One State Street Plaza
New York, NY 10004

Credit Suisse First Boston Corporation
as Representative of
the several Underwriters
Eleven Madison Avenue
5th Floor
New York, New York 10010-3629

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

JP Morgan Chase Bank
Individually and as Indenture Trustee
450 West 33rd Street
14th Floor
New York, New York 10001

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001

Capital One Auto Finance, Inc.
2890 Fairview Park Drive
Falls Church, VA 22402

Capital One Auto Receivables, LLC
2890 Fairview Park Drive
Falls Church, VA 22402

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MBIA Insurance Corporation
113 King Street
Armonk, NY 10504